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                                                                    EXHIBIT 99.2

For Immediate Release                             Contact: Jack Clegg, CEO
                                                           484-947-2000

            NOBEL LEARNING COMMUNITIES, INC. ANNOUNCES ANNUAL MEETING

West Chester, PA, January 14, 2003 -- Nobel Learning Communities, Inc. (NASDAQ:NLCI), announced that its Annual Meeting will be held on April 2, 2003 at 10:00 a.m. (EST) at The Desmond Hotel in Great Valley, One Liberty Blvd., Malvern, PA 19355. Until last week, when NLCI's independent Special Committee and the Socrates Acquisition Corporation came to an agreement, NLCI was obligated under its Merger Agreement to issue a proxy statement to its stockholders based on Socrates Acquisition Corporation's offer of $7.75/share. The proxy statement and the annual meeting, however, were delayed because, as reported on November 14, 2002, representatives of Socrates Acquisition Corporation did not believe the merger transaction could be financed at the announced price of $7.75/share. As a result, expenditures to issue an inappropriate proxy statement were considered by NLCI not to be in the best interest of its stockholders.

By its letter, Socrates Acquisition Corporation has agreed that no further effort should be expended with respect to the preparation of merger-related proxy materials until NLCI receives further written instructions from Socrates Acquisition Corporation that NLCI should renew its efforts in that regard. NLCI has neither received such instructions nor any further proposals from Socrates Acquisition Corporation and, unless it does so, expects the Merger Agreement to terminate on January 31, 2003.

Representatives of Socrates Acquisition Corporation have indicated they are considering proposing alternative transactions with NLCI, and thus have not released NLCI from other obligations within the Merger Agreement, which again expires on January 31, 2003.

NLCI is filing a Form 8-K with the Securities and Exchange Commission (SEC) disclosing this material change in matters relating to the previously announced Merger Agreement entered into on August 5, 2002 with Socrates Acquisition Corporation, a corporation formed by Gryphon Partners II-A, L.P. and Cadigan Investment Partners, Inc. The change was reflected in a letter addressed to the Chairman of the Special Committee of the Board of Directors of NLCI, which is attached as an exhibit to the Form 8-K, granting relief from provisions in the Merger Agreement which otherwise would have required NLCI to use all reasonable efforts to finalize and mail the proxy statement prepared in accordance with the terms of the Merger Agreement to stockholders and hold a stockholder meeting to vote on the merger transaction.

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Nobel Learning Communities, Inc. operates 179 schools in 15 states consisting of private schools and charter schools; pre-elementary, elementary, middle, specialty high schools and schools for learning challenged children clustered within established regional learning communities.

Except for historical information contained in this press release, the information in this press release consists of forward looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Potential risks and uncertainties include changes in market demand, market condition and competitive activities, the acceptance of newly developed and converted schools and the possibility that the merger may not be consummated in accordance with the terms of the Merger Agreement. Other risks and uncertainties are discussed in NLCI's filings with the SEC.